PRICING SUPPLEMENT NO. 28 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-209682 Dated April 26, 2016
JPMorgan Chase & Co. Capped GEARS
$5,986,150 Linked to the Russell 2000® Index due June 30, 2017
Registration Statement Update
The prospectus and prospectus supplement, each dated February 19, 2016, and product supplement no. UBS-1a-I and underlying supplement no. 1a-I, each dated November 7, 2014, which were referenced in the preliminary pricing supplement dated March 29, 2016 relating to the Securities (filed under the registration statement no. 333-199966), have been superseded by the accompanying prospectus, accompanying prospectus supplement, accompanying product supplement and accompanying underlying supplement, each dated April 15, 2016 and filed under the registration statement no. 333-209682.
Investment Description
Capped GEARS (Growth Enhanced Asset Return Securities), which we refer to as the “Securities,” are unsecured and unsubordinated debt securities issued by JPMorgan Chase & Co. (“JPMorgan Chase”), with a return linked to the performance of the Russell 2000® Index (the “Underlying”).  If the Underlying Return is positive, JPMorgan Chase will repay your principal amount at maturity plus pay a return equal to the Underlying Return times the Upside Gearing of 3.00, up to the Maximum Gain of 16.75%.  If the Underlying Return is zero, JPMorgan Chase will repay your principal amount at maturity.  However, if the Underlying Return is negative, JPMorgan Chase will repay less than your principal amount at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return.  In this case, you will have full downside exposure to the Underlying from the Initial Value to the Final Value and could lose all of your principal amount.  Investing in the Securities involves significant risks. You may lose some or all of your principal amount. You will not receive dividends or other distributions paid on any stocks included in the Underlying, and the Securities will not pay interest. Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase. If JPMorgan Chase were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates
❑       Enhanced Growth Potential Subject to Maximum Gain — At maturity, the Upside Gearing feature will provide leveraged exposure to any positive performance of the Underlying, up to the Maximum Gain of 16.75%.  If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity.
❑       Full Downside Market Exposure — If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity and JPMorgan Chase will pay less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Initial Value to the Final Value. You may lose some or all of your principal.  Any payment on the Securities is subject to the creditworthiness of JPMorgan Chase.
Trade Date	April 26, 2016
Original Issue Date (Settlement Date)	April 29, 2016
Final Valuation Date[1]	June 27, 2017
Maturity Date[1]	June 30, 2017
1    Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying –– Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement no. UBS-1-I
THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. JPMORGAN CHASE IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF JPMORGAN CHASE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5, UNDER “RISK FACTORS” BEGINNING ON PAGE PS-10 OF THE ACCOMPANYING PRODUCT SUPPLEMENT NO. UBS-1-I AND UNDER “RISK FACTORS” BEGINNING ON PAGE US-2 OF THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1-I BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.  THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
Security Offering
We are offering Capped GEARS linked to the Russell 2000® Index.  The Securities are offered for a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.  The return on the Securities is subject to, and will not exceed, the Maximum Gain.
Underlying	Upside Gearing	Maximum Gain	Initial Value	CUSIP	ISIN
Russell 2000® Index (Bloomberg ticker: RTY)	3.00	16.75%	1,150.728	48128B770	US48128B7709
See “Additional Information about JPMorgan Chase & Co. and the Securities” in this pricing supplement. The Securities will have the terms specified in the prospectus and the prospectus supplement, each dated April 15, 2016, product supplement no. UBS-1-I dated April 15, 2016, underlying supplement no. 1-I dated April 15, 2016 and this pricing supplement.  The terms of the Securities as set forth in this pricing supplement, to the extent they differ or conflict with those set forth in product supplement no. UBS-1-I, will supersede the terms set forth in product supplement no. UBS-1-I.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement, product supplement no. UBS-1-I and underlying supplement no. 1-I.  Any representation to the contrary is a criminal offense.
	Price to Public1		Fees and Commissions2		Proceeds to Issuer
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Russell 2000® Index	$5,986,150	$10.00	$119,723	$0.20	$5,866,427	$9.80
[1]	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the Securities.
[2]
UBS Financial Services Inc., which we refer to as UBS, will receive selling commissions from us of $0.20 per $10 principal amount Security.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-87 of the accompanying product supplement no. UBS-1-I, as supplemented by “Supplemental Plan of Distribution” in this pricing supplement.

The estimated value of the Securities as determined by J.P. Morgan Securities LLC, which we refer to as JPMS, when the terms of the Securities were set, was $9.80 per $10 principal amount Security.  See “The Estimated Value of the Securities” in this pricing supplement for additional information.
The Securities are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.
UBS Financial Services Inc.

Additional Information about JPMorgan Chase & Co. and the Securities
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, each dated April 15, 2016, relating to our Series E medium-term notes of which these Securities are a part, and the more detailed information contained in product supplement no. UBS-1-I dated April 15, 2016 and underlying supplement no. 1-I dated April 15, 2016.  This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. UBS-1-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the Securities involve risks not associated with conventional debt securities.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
t	Product supplement no. UBS-1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012642/crt-dp64836_424b2.pdf
t	Underlying supplement no. 1-I dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012649/crt-dp64909_424b2.pdf
t	Prospectus supplement and prospectus, each dated April 15, 2016:
http://www.sec.gov/Archives/edgar/data/19617/000095010316012636/crt_dp64952-424b2.pdf
Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this pricing supplement, the “Issuer,” “JPMorgan Chase,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Securities
For purposes of the accompanying product supplement, the Russell 2000® Index is an “Index.”

Investor Suitability
The Securities may be suitable for you if, among other considerations:
t	You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that has the same downside market risk as a hypothetical investment in the Underlying.
t	You believe the level of the Underlying will increase over the term of the Securities and that the appreciation is unlikely to exceed an amount equal to the Maximum Gain indicated on the cover hereof.
t	You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain indicated on the cover hereof.
t	You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Underlying.
t	You are willing and able to hold the Securities to maturity.
t	You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which JPMS is willing to trade the Securities.
t	You understand and accept the risks associated with the Underlying.
t	You are willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, and understand that if JPMorgan Chase defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
The Securities may not be suitable for you if, among other considerations:
t	You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire principal amount.
t	You require an investment designed to provide a full return of principal at maturity.
t	You cannot tolerate a loss of all or a substantial portion of your investment, or you are not willing to make an investment that has the same downside market risk as a hypothetical investment in the Underlying.
t	You believe the level of the Underlying will decline over the term of the Securities, or you believe the Underlying will appreciate over the term of the Securities by more than the Maximum Gain indicated on the cover hereof.
t	You seek an investment that has unlimited return potential without a cap on appreciation.
t	You are unwilling to invest in the Securities based on the Maximum Gain indicated on the cover hereof.
t	You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlying.
t	You seek current income from your investment or prefer not to forgo dividends paid on the stocks included in the Underlying.
t	You are unable or unwilling to hold the Securities to maturity and seek an investment for which there will be an active secondary market.
t	You do not understand or accept the risks associated with the Underlying.
t	You are not willing to assume the credit risk of JPMorgan Chase for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this pricing supplement, “Risk Factors” in the accompanying product supplement no. UBS-1-I and “Risk Factors” in the accompanying underlying supplement no. 1-I for risks related to an investment in the Securities.  For more information on the Underlying, please see the section titled “The Underlying” below.

Final Terms
Issuer:	JPMorgan Chase & Co.
Issue Price:	$10.00 per Security (subject to a minimum purchase of 100 Securities or $1,000)
Principal Amount:	$10.00 per Security. The payment at maturity will be based on the principal amount.
Underlying:	Russell 2000® Index
Term:	Approximately 14 months
Payment at Maturity (per $10 principal amount Security):
If the Underlying Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:
$10.00 + ($10.00 × Underlying Return × Upside Gearing)
provided, however, that in no event will JPMorgan Chase pay you at maturity an amount greater than:
$10.00 + ($10.00 × Maximum Gain)
If the Underlying Return is zero, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.
If the Underlying Return is negative, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:
$10.00 + ($10.00 × Underlying Return)
In this scenario, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return.

Underlying Return:	(Final Value – Initial Value) Initial Value
Upside Gearing:	3.00
Maximum Gain:	16.75%. In no event will the return on the Principal Amount be greater than the Maximum Gain.
Initial Value:	The closing level of the Underlying on the Trade Date, which was 1,150.728
Final Value:	The closing level of the Underlying on the Final Valuation Date

Investment Timeline
Trade Date	The Initial Value is observed. The Maximum Gain is determined.

Maturity Date
The Final Value and the Underlying Return are determined.
If the Underlying Return is positive, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:
$10.00 + ($10.00 × Underlying Return ×
Upside Gearing)
provided, however, that in no event will you receive at maturity an amount greater than:
$10.00 + ($10.00 × Maximum Gain)
If the Underlying Return is zero, JPMorgan Chase will pay you a cash payment at maturity of $10.00 per $10 principal amount Security.
If the Underlying Return is negative, JPMorgan Chase will pay you a cash payment at maturity per $10 principal amount Security equal to:
$10.00 + ($10.00 × Underlying Return)
Under these circumstances, you will be exposed to the decline of the Underlying and you will lose some or all of your principal amount.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF JPMORGAN CHASE. IF JPMORGAN CHASE WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

What Are the Tax Consequences of the Securities?
You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. UBS-1-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of Securities.
Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the Securities as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, the gain or loss on your Securities should be treated as long-term capital gain or loss if you hold your Securities for more than a year, whether or not you are an initial purchaser of Securities at the issue price.  However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Securities could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.
Withholding under legislation commonly referred to as “FATCA” may (if the Securities are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Securities.  Notwithstanding anything to the contrary in the accompanying product supplement, under a recent IRS notice, withholding under FATCA will not apply to payments of gross proceeds (other than any amount treated as interest) of a taxable disposition, including redemption at maturity, of the Securities.  You should consult your tax adviser regarding the potential application of FATCA to the Securities.
Non-U.S. holders should also note that, notwithstanding anything to the contrary in the accompanying product supplement, recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Securities.
Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. UBS-1-I and the “Risk Factors” section of the accompanying underlying supplement no. 1-I.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities.
Risks Relating to the Securities Generally
t	Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that we will not necessarily repay the full principal amount of the Securities. We will pay you the principal amount of your Securities in cash only if the Final Value has not declined below the Initial Value. If the Underlying Return is negative, you will lose some or all of your principal amount in an amount proportionate to the negative Underlying Return. Accordingly, you could lose up to your entire principal amount.
t	Credit Risk of JPMorgan Chase & Co. — The Securities are unsecured and unsubordinated debt obligations of the issuer, JPMorgan Chase & Co., and will rank pari passu with all of our other unsecured and unsubordinated obligations. The Securities are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal depends on the ability of JPMorgan Chase & Co. to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of JPMorgan Chase & Co. may affect the market value of the Securities and, in the event JPMorgan Chase & Co. were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.
t	The Appreciation Potential of the Securities Is Limited by the Maximum Gain — The appreciation potential of the Securities is limited by the Maximum Gain of 16.75%. Accordingly, the appreciation potential of the Securities will be limited by the Maximum Gain even if the Underlying Return times the Upside Gearing is greater than the Maximum Gain.
t	The Upside Gearing Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, if any, the price you receive likely will not reflect the full economic value of the Upside Gearing or the Securities themselves, and the return you realize may be less than the product of the performance of the Underlying and the Upside Gearing and may be less than the Underlying return, even if that return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Upside Gearing, subject to the Maximum Gain, only if you hold your Securities to maturity.
t	No Interest Payments — JPMorgan Chase will not make any interest payments to you with respect to the Securities.

t	Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent and hedging our obligations under the Securities and making the assumptions used to determine the pricing of the Securities and the estimated value of the Securities when the terms of the Securities are set, which we refer to as JPMS’s estimated value. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Securities and the value of the Securities. It is possible that hedging or trading activities of ours or our affiliates in connection with the Securities could result in substantial returns for us or our affiliates while the value of the Securities declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement no. UBS-1-I for additional information about these risks.
t	The Probability That the Final Value Will Fall Below the Initial Value on the Final Valuation Date Will Depend on the Volatility of the Underlying — “Volatility" refers to the frequency and magnitude of changes in the level of the Underlying. Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Underlying could close below the Initial Value on the Final Valuation Date of the Securities, resulting in the loss of some or all of your investment. However, the Underlying’s volatility can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal.
t	JPMS’s Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities — JPMS’s estimated value is only an estimate using several factors. The original issue price of the Securities exceeds JPMS’s estimated value of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities. See “JPMS’s Estimated Value of the Securities” in this pricing supplement.
t	JPMS’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates — JPMS’s estimated value of the Securities is determined by reference to JPMS’s internal pricing models when the terms of the Securities are set. This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for Securities that are greater than or less than JPMS’s estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the Securities could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy Securities from you in secondary market transactions. See “JPMS’s Estimated Value of the Securities” in this pricing supplement.
t	JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt — The internal funding rate used in the determination of JPMS’s estimated value of the Securities generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for our conventional fixed-rate debt. If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the Securities to be more favorable to you. Consequently, our use of an internal funding rate would have an adverse effect on the terms of the Securities and any secondary market prices of the Securities. See “JPMS’s Estimated Value of the Securities” in this pricing supplement.
t	The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Securities for a Limited Time Period — We generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances. See “Secondary Market Prices of the Securities” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your Securities during this initial period may be lower than the value of the Securities as published by JPMS (and which may be shown on your customer account statements).
t	Secondary Market Prices of the Securities Will Likely Be Lower Than the Original Issue Price of the Securities — Any secondary market prices of the Securities will likely be lower than the original issue price of the Securities because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the Securities. As a result, the price, if any, at which JPMS will be willing to buy Securities from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk factor for information about additional factors that will impact any secondary market prices of the Securities.
The Securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Securities to maturity.  See “— Lack of Liquidity” below.
t	Many Economic and Market Factors Will Impact the Value of the Securities — As described under “JPMS’s Estimated Value of the Securities” in this pricing supplement, the Securities can be thought of as securities that combine a fixed-income debt component with one or more derivatives. As a result, the factors that influence the values of fixed-income debt and derivative instruments will also influence the terms of the Securities at issuance and their value in the secondary market. Accordingly, the secondary market price of the Securities during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Underlying, including:
t	any actual or potential change in our creditworthiness or credit spreads;
t	customary bid-ask spreads for similarly sized trades;
t	secondary market credit spreads for structured debt issuances;
t	the actual and expected volatility in the level of the Underlying;
t	the time to maturity of the Securities;
t	the dividend rates on the equity securities included in the Underlying;
t	interest and yield rates in the market generally; and
t	a variety of other economic, financial, political, regulatory and judicial events.
Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the Securities, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the Securities, if any, at which JPMS may be willing to purchase your Securities in the secondary market.
t	Investing in the Securities Is Not Equivalent to Investing in the Stocks Composing the Underlying — Investing in the Securities is not equivalent to investing in the stocks included in the Underlying. As an investor in the Securities, you will not have any ownership interest or rights in the stocks included in the Underlying, such as voting rights, dividend payments or other distributions.
t	We Cannot Control Actions by the Sponsor of the Underlying and That Sponsor Has No Obligation to Consider Your Interests — We and our affiliates are not affiliated with the sponsor of the Underlying and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Underlying. The sponsor of the Underlying is not involved in this Security offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of your Securities.
t	Your Return on the Securities Will Not Reflect Dividends on the Stocks Composing the Underlying — Your return on the Securities will not reflect the return you would realize if you actually owned the stock included in the Underlying and received the dividends on the stock included in the Underlying. This is because the calculation agent will calculate the amount payable to you at maturity of the Securities by reference to the Final Value, which reflects the closing level of the Underlying on the Final Valuation Date without taking into consideration the value of dividends on the stock included in the Underlying.
t	Lack of Liquidity — The Securities will not be listed on any securities exchange. JPMS intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which JPMS is willing to buy the Securities.
t	Potentially Inconsistent Research, Opinions or Recommendations by JPMS, UBS or Their Affiliates — JPMS, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and that may be revised at any time. Any such research, opinions or recommendations may or may not recommend that investors buy or hold investments linked to the Underlying and could affect the value of the Underlying, and therefore the market value of the Securities.
t	Tax Treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax adviser about your tax situation.
t	Potential JPMorgan Chase & Co. Impact on the Market Price of the Underlying — Trading or transactions by JPMorgan Chase & Co. or its affiliates in the Underlying or in futures, options or other derivative products on the Underlying may adversely affect the market value of the Underlying and, therefore, the market value of the Securities.
Risks Relating to the Underlying
t	An Investment in the Securities is Subject to Risks Associated with Small Capitalization Stocks — The equity securities included in the Underlying are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

Hypothetical Examples and Return Table
The following table and hypothetical examples below illustrate the payment at maturity per $10.00 principal amount Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% on an offering of the Securities linked to a hypothetical Underlying, and assume a hypothetical Initial Value of 100, a hypothetical Upside Gearing of 1.50 and a hypothetical Maximum Gain of 12.00%.  The hypothetical Initial Value of 100 has been chosen for illustrative purposes only and does not represent the actual Initial Value.  The actual Initial Value is based on the closing level of the Underlying on the Trade Date and is specified on the cover of this pricing supplement.  For historical data regarding the actual closing levels of the Underlying, please see the historical information set forth under “The Underlying” in this pricing supplement.  The actual Upside Gearing and Maximum Gain are specified on the cover of this pricing supplement.  The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity may be more or less than the amounts displayed below and will be determined based on the actual terms of the Securities, including the Upside Gearing, the Initial Value and the Maximum Gain, and the Final Value on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Value	Underlying Return (%)	Payment at Maturity ($)	Return at Maturity per $10.00 issue price (%)
200.00	100.00%	$11.20	12.00%
190.00	90.00%	$11.20	12.00%
180.00	80.00%	$11.20	12.00%
170.00	70.00%	$11.20	12.00%
160.00	60.00%	$11.20	12.00%
150.00	50.00%	$11.20	12.00%
140.00	40.00%	$11.20	12.00%
130.00	30.00%	$11.20	12.00%
120.00	20.00%	$11.20	12.00%
110.00	10.00%	$11.20	12.00%
108.00	8.00%	$11.20	12.00%
106.00	6.00%	$10.90	9.00%
104.00	4.00%	$10.60	6.00%
102.00	2.00%	$10.30	3.00%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%
40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Example 1 — The level of the Underlying increases by 2% from the Initial Value of 100 to the Final Value of 102.
Because the Upside Gearing of 1.50 times the Underlying Return of 2% is less than the Maximum Gain of 12.00%, JPMorgan Chase will pay you your principal amount plus a return equal to the Underlying Return times the Upside Gearing, resulting in a payment at maturity of $10.30 per $10 principal amount Security, calculated as follows:
$10.00 + ($10.00 × Underlying Return × Upside Gearing)
$10.00 + ($10.00 × 2% × 1.50) = $10.30
Example 2 — The level of the Underlying increases by 10% from the Initial Value of 100 to the Final Value of 110.
Because the Upside Gearing of 1.50 times the Underlying Return of 10% is greater than the Maximum Gain of 12.00%, JPMorgan Chase will pay you your principal amount plus a return equal to the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:
$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 12.00%) = $11.20
Example 3 — The level of the Underlying increases by 40% from the Initial Value of 100 to the Final Value of 140.
Because the Upside Gearing of 1.50 times the Underlying Return of 40% is significantly greater than the Maximum Gain of 12.00%, JPMorgan Chase will pay you your principal amount plus a return equal to only the Maximum Gain of 12.00%, resulting in a payment at maturity of $11.20 per $10 principal amount Security, calculated as follows:
$10.00 + ($10.00 × Maximum Gain)
$10.00 + ($10.00 × 12.00%) = $11.20

Example 4 — The level of the Underlying decreases by 40% from the Initial Value of 100 to the Final Value of 60.
Because the Underlying Return is -40%, JPMorgan Chase will pay you a payment at maturity of $6.00 per $10 principal amount Security, calculated as follows:
$10.00 + ($10.00 × Underlying Return)
$10.00 + ($10.00 × -40.00%) = $6.00
If the Underlying Return is negative, investors will be exposed to the negative Underlying Return at maturity, resulting in a loss of principal that is proportionate to the Underlying’s decline from the Trade Date to the Final Valuation Date. Investors could lose some or all of their principal amount.
The hypothetical returns and hypothetical payments on the Securities shown above apply only if you hold the Securities for their entire term.  These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

The Underlying
The Russell 2000® Index consists of the middle 2,000 companies included in the Russell 3000E™ Index and, as a result of the index calculation methodology, consists of the smallest 2,000 companies included in the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.  For additional information about the Russell 2000® Index, see the information set forth under “Equity Index Descriptions — The Russell Indices” in the accompanying underlying supplement no. 1-I.
Historical Information
The following table sets forth the quarterly high and low closing levels of the Underlying, based on daily closing levels of the Underlying as reported by the Bloomberg Professional® service (“Bloomberg”), without independent verification.  The information given below is for the four calendar quarters in each of  2011, 2012, 2013, 2014 and 2015, and the first calendar quarter of 2016.  Partial data is provided for the second calendar quarter of 2016.  The closing level of the Underlying on April 26, 2016 was 1,150.728.  We obtained the closing levels of the Underlying above and below from Bloomberg, without independent verification.  Although FTSE Russell publishes the closing levels of the Underlying to six decimal places, Bloomberg publishes the closing levels of the Underlying to only three decimal places.  You should not take the historical levels of the Underlying as an indication of future performance.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Close
1/1/2011	3/31/2011	843.549	773.184	843.549
4/1/2011	6/30/2011	865.291	777.197	827.429
7/1/2011	9/30/2011	858.113	643.421	644.156
10/1/2011	12/31/2011	765.432	609.490	740.916
1/1/2012	3/31/2012	846.129	747.275	830.301
4/1/2012	6/30/2012	840.626	737.241	798.487
7/1/2012	9/30/2012	864.697	767.751	837.450
10/1/2012	12/31/2012	852.495	769.483	849.350
1/1/2013	3/31/2013	953.068	872.605	951.542
4/1/2013	6/30/2013	999.985	901.513	977.475
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	4/26/2016*	1,150.728	1,092.785	1,150.728
*As of the date of this pricing supplement, available information for the second calendar quarter of 2016 includes data for the period from April 1, 2016 through April 26, 2016.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2016.

The graph below illustrates the daily performance of the Underlying from January 3, 2006 through April 26, 2016, based on information from Bloomberg, without independent verification.
Past performance of the Underlying is not indicative of the future performance of the Underlying.

Historical Performance of the Russell 2000® Index

1,400
1,200
1,000
800
600
400
200
0
Index Level
Jan-06
Jul-06
Jan-07
Jul-07
Jan-08
Jul-08
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16

Source: Bloomberg

The historical levels of the Underlying should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Underlying on the Final Valuation Date.  We cannot give you assurance that the performance of the Underlying will result in the return of any of your principal amount.
Supplemental Plan of Distribution
We have agreed to indemnify UBS and JPMS against liabilities under the Securities Act of 1933, as amended, or to contribute to payments that UBS may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS may sell all or a part of the Securities that it purchases from us to the public or its affiliates at the price to public indicated on the cover hereof.
Subject to regulatory constraints, JPMS intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities, and JPMS and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Supplemental Use of Proceeds” in this pricing supplement and “Use of Proceeds and Hedging” beginning on page PS-44 of the accompanying product supplement no. UBS-1-I.
JPMS’s Estimated Value of the Securities
JPMS’s estimated value of the Securities set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the Securities, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the Securities.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your Securities in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Key Risks — Risks Relating to the Securities Generally — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the Securities is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the Securities is determined when the terms of the Securities are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Key Risks — Risks Relating to the Securities Generally — JPMS’s Estimated Value Does Not Represent Future Values of the Securities and May Differ from Others’ Estimates.”
JPMS’s estimated value of the Securities is lower than the original issue price of the Securities because costs associated with selling, structuring and hedging the Securities are included in the original issue price of the Securities.  These costs include the selling commissions paid to UBS, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities and the estimated cost of hedging our obligations under the Securities.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the Securities.  See “Key Risks —

Risks Relating to the Securities Generally — JPMS’s Estimated Value of the Securities Is Lower Than the Original Issue Price (Price to Public) of the Securities” in this pricing supplement.
Secondary Market Prices of the Securities
For information about factors that will impact any secondary market prices of the Securities, see “Key Risks — Risks Relating to the Securities Generally — Secondary Market Prices of the Securities Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the Securities will be partially paid back to you in connection with any repurchases of your Securities by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be up to seven months.  The length of any such initial period reflects secondary market volumes for the Securities, the structure of the Securities, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the Securities and when these costs are incurred, as determined by JPMS.  See “Key Risks — Risks Relating to the Securities Generally — The Value of the Securities as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Securities for a Limited Time Period.”
Supplemental Use of Proceeds
The Securities are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the Securities.  See “Hypothetical Examples and Return Table” in this pricing supplement for an illustration of the risk-return profile of the Securities and “The Underlying” in this pricing supplement for a description of the market exposure provided by the Securities.
The original issue price of the Securities is equal to JPMS’s estimated value of the Securities plus the selling commissions paid to UBS, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Securities, plus the estimated cost of hedging our obligations under the Securities.

Validity of the Securities
In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Securities offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Securities will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Securities and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2016, which was filed as an exhibit to the Registration Statement on Form S-3 by us on February 24, 2016.